Exhibit 10.36

Summary of Compensation Arrangements for Certain Named Executive Officers

Set forth below is a summary of the compensation paid by MEMC Electronic Materials, Inc. (the “Company”) to the executive officers to be named in the Company’s 2010 annual proxy statement who are not covered by current employment agreements, as of the date of filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (the “Form 10-K”) and are continuing as an executive officer of the Company in 2010. Other than Mr. Domenech, who had an employment agreement with a subsidiary of SunEdison prior to the acquisition of that company in November 2009, none of the below executive officers has an employment agreement with the Company. Mr. Domenech’s base salary for 2010 is $400,000. Each of these executive officers is an employee at will whose compensation and employment status may be changed at any time in the discretion of the Company’s Board of Directors.

Base Salaries. These executive officers receive base salaries in the amounts indicated below:

Name and Position	2010 Base Salary Amount
Kenneth H. Hannah, Executive Vice President; President—Solar Materials	$465,000
Shaker Sadasivam, Executive Vice President—Semiconductors and Senior Vice President, Research and Development	$400,000
Timothy C. Oliver, Senior Vice President and Chief Financial Officer	$450,000
Sean Hunkler, Senior Vice President, Customer Advocacy	$341,250

The Compensation Committee adjusts these base salaries from time to time as the Committee deems appropriate, generally annually each year in January. For 2009 and 2010, the Committee again followed this process, by reviewing and discussing the written performance appraisal for each executive officer with the Chief Executive Officer. Given the worldwide economic climate in January 2009 and limited visibility of future Company performance for 2009 due to this climate, however, the Committee determined that no increase in the executive officers’ base salaries would be made at that time. In January 2010, the Committee determined that in light of the continuing economic downtown and conservative expectations for the Company’s performance in 2010, only one executive officer, Sean Hunkler, would receive an increase in base salary for 2010. Two officers, Mr. Hannah and Mr. Sadasivam, received increases in base salary in connection with their October 2009 promotions from Senior Vice President to Executive Vice President.

Incentive Awards. These executive officers are also eligible to participate in the Company’s incentive compensation plans as provided in the terms of such plans, including the Company’s short term incentive awards plan (which provides for cash incentive awards) and the Company’s long-term incentive awards plan (e.g., the Company’s 2001 Equity Incentive Plan). Such plans, and any forms of awards thereunder providing for material terms, are included as exhibits to the Form 10-K as appropriate.

Pension Plan. These executive officers are also eligible to participate in the Company Pension Plan on the same terms as the Company’s other covered employees. Because all the other executives named above commenced employment with MEMC after December 31, 2001, only Mr. Sadasivam is covered by the MEMC Pension Plan.

Relocation Payments. From time to time the Company makes payments to executive officers to cover relocation expenses.